Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of April 1, 2008, by and between InnerLight Holdings, Inc., a corporation organized under the laws of the State of Deleware (hereafter referred to as "Employer") and Kevin P. Brogan, an individual (hereafter referred to as "Employee").
In consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

1.  Employment.

(a)  Employer hereby agrees to employ Employee, and Employee agrees to serve as an employee of Employer or as an employee of one or more of its subsidiaries, during the Period of Employment, as defined in Section 2, in such executive capacity as is set forth herein.  During the Period of Employment, Employee also agrees to serve as Chairman of the Board of Directors of Employer, as well as a member of any committee of the Board of Directors of the Employer to which Employee may be elected or appointed.  Employer agrees to take the steps necessary to facilitate the election of Employee to the Board of Directors of Employer as soon as possible after the execution of this Agreement.  At its meeting held on the 1st day of April, 2008, the Board of Directors of Employer elected Employee to the additional posts of President and Chief Executive Officer of Employer effective as of the date of this Agreement.  It is the intention of the Board of Directors to reelect Employee to such positions during the balance of the Period of Employment.

(b)  If after the annual meeting of the Board of Directors of Employer or at any time thereafter during the Period of Employment, the Board of Directors fails, without Employee's consent, to elect or reelect Employee as President and Chief Executive of Employer and as a Director of Employer, or removes Employee from such offices or directorship, or if at any time during the Period of Employment, Employee shall fail to be vested by the Board of Directors of Employer with the power and authority of President and Chief Executive Officer of Employer or Employee shall lose any significant duties or responsibilities attending such offices, Employee shall have the right by written notice to Employer to terminate his services hereunder, effective as of the last day of the month of receipt of such notice, in which event the Period of Employment, as hereinafter defined, shall so terminate on such last day of the month; such termination under such circumstances shall be deemed pursuant to paragraph (a) of Section 6 hereof as a termination by Employer other than for material breach or just cause with all of the consequences which flow from such termination.

2.  Period of Employment.

The "Period of Employment" shall be the period commencing on the 1st day of April, 2008 and ending on the 31st day of March, 2018, and the period of any extensions thereof in accordance with the further provisions of this Section.  The Period of Employment shall be extended automatically without further action by either party for successive one-year periods, not to exceed ten (10) such periods, beginning on the 1st day of April, in the year 2018, and ending on the 31st day of March in the year 2028, unless either party shall have served written notice in accordance with the provisions of Section 10 hereof upon the other party not less than sixty (60) days prior to the 31st day of March in the year 2018, of its or his intention that the Period of Employment under this Agreement shall terminate.

3.  Duties During the Period of Employment.

Employee shall devote his attention and best efforts to the affairs of Employer and its subsidiaries during the Period of Employment, provided, however, that Employee may engage in other activities, such as activities involving charitable, educational, religious and similar types of organizations, speaking engagements, membership on the Board of Directors of other organizations (as Employer may from time to time agree to), and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of his duties under this Agreement, or conflict in any material way with the business of Employer and its subsidiaries.

4.  Current Cash Compensation.

(a)  Base Annual Salary.  Employer will pay to Employee during the Period of Employment commencing on the 1st day of April, 2008 a base annual salary of $300,000.00 payable in substantially equal bi-weekly installments during each calendar year, or portion thereof, of the Period of Employment. It is agreed that Employee will receive a minimum 20% increase in base salary every year thereafter during the Period of Employment ending on the 31st day of March, 2018; provided, however, it is agreed between the parties that the Employer shall review annually, and in light of such review may, in the discretion of the Board of Directors, increase further such base annual salary taking into account Employee's then responsibilities, increase in the cost of living, increases in compensation of other executives of Employer and its subsidiaries, increases in salaries of executives of other corporations, performance by Employee, and other pertinent factors.

(b)  Bonus.  During the Period of Employment, Employer, in its sole discretion, will ward Employee an annual bonus based on his performance and other factors; provided, however, that Employer will pay Employee a minimum annual bonus in respect of his services for each calendar year of $60,000.00.  If the Period of Employment should terminate other than at the end of a calendar year, Employer will pay Employee as his last bonus a minimum of that portion of $60,000.00 prorated over the number of complete months of service during the last calendar year of service; provided, however, that the minimum bonus for 2008 shall be $60,000.00 regardless of whether the Period of Employment shall terminate during 2008.  While not being legally required to pay any bonus in excess of the minimum bonus, Employer agrees to take into account, in determining the amount of the annual bonus, the factors described in paragraph (a) hereof.  The bonus in respect of any calendar year shall be paid on or before the 15th day of March of the succeeding calendar year.

5.  Other Employee Benefits.

(a)  Vacation and Sick Leave.  Employee shall be entitled to 6 weeks paid annual vacation and to reasonable sick and personal leave.

(b)  Regular Reimbursed Business Expenses.  Employer shall reimburse Employee for all expenses and disbursements reasonably incurred by Employee in the performance of his duties during the Period of Employment, and such other facilities or services as Employer and Employee may, from time to time, agree are reimbursable.

(c)  Life Insurance.  During the Period of Employment, Employer shall procure and pay all premiums on a term life insurance policy, effective the date of this Agreement, with a face value of at least $1,000,000.00 (less the amount of group term insurance, if any, provided under an insurance plan maintained by the Employer for its employees generally) for the benefit of a beneficiary designated by Employee.

(d)  Employer's Benefit Plans or Arrangements.  In addition to the cash compensation provided for in Section 4 hereof, Employee, subject to meeting eligibility provision and to the provisions of this Agreement, shall be entitled to participate in all employee benefit plans of Employer, as presently in effect or as they may be modified or added to by the Employer from time to time.

(e)  Reimbursement for Temporary and Incidental Expenses.  In consideration of his acceptance of employment pursuant to this Agreement, Employee expects to incur certain special and temporary expenses for which Employer agrees to reimburse Employee, subject to the further provisions of this paragraph (e), namely:  (i) a company car or reimbursement of personal automobile expenses, and (ii) reasonable travel expenses to and from the City of Springville or its suburbs which are incurred by Employee until the 31st day of March, 2018. Employee shall furnish Employer with itemized vouchers and/or receipts covering such expenses.

(f)  Counsel Fees.  Employer shall pay, or reimburse to Employee, the reasonable fees and expenses of Employee's personal counsel for professional services rendered to Employee in connection with this Agreement and matters related thereto.

(g) Shortfall in Medical and Dental Insurance Coverage.  To the extent Employer does not provide Employee with medical and dental insurance, Employer will pay any of Employee's medical and dental expenses which otherwise would have been covered.  Payments made pursuant to this paragraph will be adjusted to reflect any increase in income taxes required to be paid by Employee by reason of receipt of such payments over the taxes Employee would have been required to pay if the benefits had been derived from plans maintained by his previous employer.

(h)  Shortfall in Pension Benefits.  Employer shall pay to Employee (and to his spouse or beneficiary, if the form of pension includes a continuing payment to his spouse or beneficiary after his death) a supplemental pension equal to the difference between (i) the pension Employee or his spouse or beneficiary would have received under Employer's pension plan if Employee's years of service with his previous employer had been taken into account and (ii) the aggregate of (A) the pension actually payable under the Employer's plan and (B) the pension actually payable under the previous employer's plan.

(l)  Permanent Disability.
        If during the Period of Employment, Employee shall become permanently disabled, Employer shall pay Employee $200,000 for each year (and additional fractional portion thereof) from the date of disability to the 31st day of March, 2018, less any amounts paid or payable to Employee under any long-term disability plan or pension plan maintained by the Employee pursuant to this paragraph shall be paid in substantially equal monthly installments.

For the purposes of this paragraph (1) and this Agreement, "permanent disability" means inability to perform the services of President and Chief Executive Officer of the Employer required hereunder due to physical or mental disability which continues for one hundred eighty (180) consecutive days in any period of twelve (12) months, and "date of disability" means the day following the close of such 180-day period.  Evidence of such disability shall be certified by a physician acceptable to both Employer and Employee.  Evidence of such disability, as so certified, shall be conclusive notwithstanding that a disability policy, or clause in an insurance policy, covering Employee shall contain a different definition of "permanent disability."  If Employer and Employee cannot agree on such a physician, or if Employee feels that he is able to perform his duties hereunder, the question of whether Employee is "permanently disabled," within the meaning of this Agreement, shall be submitted to a panel of three (3) impartial and reputable physicians, one selected by Employer, one selected by Employee and the third to be selected by the then president of the Medical Society for Utah County, State of Utah.  The panel's determination of Employee's ability so to perform shall be binding on the parties hereto.

For purposes of this Agreement, the Period of Employment will be deemed to terminate on the day immediately preceding the date of disability.

6.  Termination.

(a)  Termination by Employer other than for Material Breach of Just Cause; Voluntary Terminations.  If Employer should terminate the Period of Employment for other than material breach or just cause, as herein defined, or if Employee should voluntarily terminate the Period of Employment pursuant to paragraph (b) of Section 1 or due to a breach of this Agreement by Employer, in addition to all other benefits payable as provided for hereunder, Employer shall forthwith pay to Employee in one lump sum the amounts otherwise payable to Employee pursuant to paragraphs (a) and (b) of Section 4. Finally, the restrictions on the shares of restricted stock will lapse immediately, and such shares will become non-forfeitable.  The foregoing provisions are subject to the proviso that if the Period of Employment should terminate on or after the 31st day of March, 2018, the payments and other benefits received pursuant to this paragraph including shares of restricted stock with respect to which the restrictions have already lapsed and shares of such stock with respect to which such restrictions lapse by virtue of this paragraph, but excluding any dividends with respect to shares of such restricted stock and the value of any stock option granted pursuant to paragraph (b) of Section 5.

"Material breach" and "just cause" shall mean willful misconduct in following the legitimate directions of the Board of Directors'; excessive absenteeism not related to illness, sick leave or vacations, but only after notice from the Board of Directors followed by a repetition of such excessive absenteeism; or continuous conflicts of interest after notice in writing from the Board of Directors.

(b)  Resignation by Employee.  If during the Period of Employment, Employee shall exercise his right of termination under paragraph (b) of Section 1, he shall resign voluntarily as Director and as an employee of Employer upon the notice set forth in such paragraph (b).

8.  Nondisclosure.

Employee shall not, at any time during or following the Period of Employment, disclose, use, transfer or sell, except in the course of employment with Employer, any confidential information or proprietary data of Employer and its subsidiaries so long as such information or proprietary data remains confidential and has not been disclosed or is not otherwise in the public domain.

9.  Notices.

All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Employer's case, to its Secretary) or thirty-six (36) hours after deposit thereof in the United States mails, postage prepaid, for delivery as registered or certified mail -- addressed, in the case of Employee, to the Employee's residential address, and in the case of Employer, to its corporate headquarters, attention of the Secretary, or to such other address as Employee or Employer may designate in writing at any time or from time to time to the other party.  In lieu of personal notice or notice by deposit in the United States mail, a party may give notice by telegram or telex.

10.  Representations and Warranties of Employer.

Employer represents and warrants that the execution of this Agreement has been duly authorized by resolution of its Board of Directors, and that this Agreement constitutes a valid and binding obligation of Employer in accordance with its terms.

11.  Miscellaneous.

This Agreement constitutes the entire understanding between Employer and Employee relating to employment of Employee by Employer and its subsidiaries and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.  This Agreement may be amended but only by a subsequent written agreement of the parties.  This Agreement shall be binding upon and shall inure to the benefit of Employee, his heirs, executors, administrators and beneficiaries and to the benefit of Employer and its successors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

InnerLight Holdings, Inc.

By:___________________________

Its:___________________________

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SIGNATURE OF EMPLOYEE

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NAME OF EMPLOYEE